FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES LEONARDITE FACILITY DAMAGED BY FIRE

NO INJURIES SUSTAINED; LEONARDITE PRODUCTION SUSPENDED INDEFINITELY

Williston, ND, May 18, 2005 – GeoResources, Inc. (Nasdaq: GEOI) (the “Company”) today reported that its Leonardite operations have been suspended indefinitely due to fire damage sustained to its Leonardite plant in Williston, North Dakota on May 17, 2005.  The fire was discovered by a Company employee at 5:30 a.m., and contained by the Williston Rural Fire Department by 1:00 p.m.  No one was injured in the mishap.

The fire appears to have occurred in an area of the plant that contains offices, an electrical room and the plant process control room. The full extent of damage has not been determined, but the Company believes it is likely that significant damage was done to the electrical systems that control the operation of the plant equipment, although the actual processing equipment was relatively unaffected. The Company has begun to assess the damage in order to begin repairs to the plant.  The Company has a policy with St. Paul Fire and Marine Insurance Co. to insure the plant and contents for up to $2.1 million, but does not have business interruption insurance.

GeoResources President, J. P. Vickers, said, “We are thankful that no one was injured and we are grateful to the Williston Rural Fire Department for their quick response and professional handling of the situation. Although Leonardite operations have not been a substantial portion of our cash flow or profit in recent years, the fire is disappointing nonetheless.  At this time the amount of damage and the cost of cleanup and lost production are not known, but we expect to provide updates as they occur.”

A summary of Leonardite operations of the Company for recent periods, as reported in its SEC reports is:

Leonardite Operations

	Year 2004	Year 2003
Leonardite sold (tons)	10,093	6,558

Average price	$ 127.88	$ 125.38

Leonardite revenue	$ 1,290,644	$ 822,219

Production costs	$ 1,168,148	$ 850,373

Average production costs per ton	$ 115.74	$ 129.67

Operating income (loss)	$ (10,542)	$ (150,146)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Leonardite production sold (tons)	3,354	2,040

Average revenue per ton	$ 146.98	$ 125.12

Leonardite revenue	$ 492,984	$ 255,236

Cost of leonardite sold	$ 435,975	$ 258,134

Average production cost per ton	$ 129.99	$ 126.54

Operating income (loss)	$ 23,163	$ (33,127)

The Leonardite plant and associated equipment was carried on the March 31, 2005 balance sheet of the Company at $370,498, after depreciation.

About GeoResources, Inc.

GeoResources, Inc., a Williston North Dakota based natural resources Company is engaged in three principal business segments – oil and gas exploration and production; oil and gas drilling; and mining and processing to make leonardite-based products.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language disclosure.